$21,750,000
AMENDED AND RESTATED TERM LOAN AGREEMENT
dated as of
August 27, 2008
Between
ROYAL GOLD CHILE LIMITADA
and
HSBC BANK USA, NATIONAL ASSOCIATION

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TABLE OF CONTENTS
(continued)

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AMENDED AND RESTATED TERM LOAN AGREEMENT
     AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) dated as of August 27, 2008 by and between ROYAL GOLD CHILE LIMITADA, a Chilean limited liability company (the “Borrower”) and HSBC Bank USA, National Association, its successors and assigns (the “Bank”).
RECITALS
     A. The Borrower and the Bank entered into that certain Term Loan Agreement, dated as of March 1, 2007 (the “Original Loan Agreement”) pursuant to which the Bank established a senior non-revolving term credit facility in the aggregate amount of U.S. Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000) (the “Original Commitment”) in favor of the Borrower for the purpose of acquiring certain Royalty Interests.
     B. On March 1, 2007, the Borrower borrowed one-hundred percent (100%) of the Original Commitment, as evidenced by delivery of a promissory note to the Bank.
     C. The parties hereto desire to amend and restate the Original Loan Agreement in its entirety to, among other things: (a) increase the aggregate amount of the Commitment to US$21,750,000, and (b) make certain other amendments to the Original Loan Agreement as more fully set forth herein.
     D. This Agreement and the Loans made hereunder are guaranteed by Royal Gold, Inc., a Delaware corporation (the “Guarantor”) and secured by a Lien in favor of the Lender in and on the Collateral Account, all of which shall be ratified, continued and affirmed.
     E. The Original Loan Agreement is hereby amended, restated and continued in its entirety as set forth in this Agreement.
AGREEMENT
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITION
     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:
     “Adjusted London Interbank Offered Rate” means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the EuroDollar Reserve Percentage.
     “Affiliate” means (i) any Person that directly, or indirectly, through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote twenty-five (25%) or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the introductory paragraph, as such Agreement may be amended, modified, supplemented, restated, continued or extended.
     “Applicable Lending Office” means, (i) in the case of its Base Rate Loans, the Bank’s Domestic Lending Office and (ii) in the case of its EuroDollar Loans, its EuroDollar Lending Office.
     “Asset Sale” means any sale or other disposition (excluding any lease or license and any such transaction effected by way of merger or consolidation) by the Borrower of any asset, but excluding dispositions of inventory, cash, cash equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business.
     “Availability Period” means the period from and including the Closing Date through the 11:00 a.m. (New York City time) on October 1, 2008.
     “Bank” has the meaning set forth in the introductory paragraph.
     “Base Rate” means, for any day, a rate per annum equal to the Reference Rate for such day.
     “Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 7.
     “Borrower” has the meaning set forth in the introductory paragraph.
     “Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower on the same day pursuant to Article 2, all of which Loans are of the same type (subject to Article 7). A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “EuroDollar Borrowing” if such Loans are EuroDollar Loans.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
     “Closing Date” means August 27, 2008.
     “Collateral Account” means that certain securities account pledged to the Bank by the Guarantor under the Security Agreement and subject to the Control Agreement, in each case to secure the Guarantor’s obligations under the Royal Guarantee.
     “Commitment” means $21,750,000, subject to reduction pursuant to Section 2.06(b).
     “Control Agreement” means that certain Account Control Agreement dated March 1, 2007, among Bank, Guarantor and HSBC Securities, Inc., with respect to the Collateral Account,

attached hereto as Exhibit A, as ratified and confirmed by the Ratification and Confirmation Agreement.
     “Debt” means as to any Person: (i) indebtedness, present or future, actual or contingent, of such Person for borrowed money or other assets or for the deferred purchase price of property or services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than sixty (60) days past due); (ii) obligations of such Person under capital leases, conditional sale agreements or any other financing transaction; and (iii) obligations of such Person under any direct or indirect Guarantee in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Dollars” means the lawful currency of the United States.
     “Dollar Constraint” has the meaning set forth in Section 8.08.
     “Domestic Lending Office” means, as to the Bank, its office located at its address set forth below its name on the signature page hereof as its Domestic Lending Office or such other office as the Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower.
     “EuroDollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
     “EuroDollar Lending Office” means, as to the Bank, its office, branch or affiliate located at its address set forth below its name on the signature page thereof as its EuroDollar Lending Office or such other office, branch or affiliate of the Bank as it may hereafter designate as its EuroDollar Lending Office by notice to the Borrower.
     “EuroDollar Loan” means (i) a Loan which bears interest at a EuroDollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a EuroDollar Loan immediately before it became overdue.
     “EuroDollar Margin” means one-quarter of one percent (0.25%).
     “EuroDollar Rate” means a rate of interest determined pursuant to Section 2.05(b) on the basis of an Adjusted London Interbank Offered Rate.
     “EuroDollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars ($5,000,000,000) in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on EuroDollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the EuroDollar Reserve Percentage.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Financing Documents” means this Agreement, the Note, the Security Agreement, the Control Agreement, the Royal Guarantee and each other certificate, document and agreement contemplated hereby or executed in connection herewith, and all amendments, modifications, supplements, restatements, continuations and extensions of any of the foregoing in accordance with their terms.
     “Group” or “Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all EuroDollar Loans having the same Interest Period at such time, provided that, if a Loan is converted to or made as a Base Rate Loan pursuant to Article 7, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation for the payment of money of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation for the payment of money (whether arising by virtue of partnership arrangements, by agreement to purchase assets, goods, securities or services, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” has the meaning set forth in the introductory paragraph.
     “Indemnitee” has the meaning set forth in Section 8.03(b).
     “Interest Period” means with respect to each EuroDollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one (1), two (2) or three (3) months thereafter, or such longer period, to the extent available from the Bank; provided that:
     (i) any Interest Period which would otherwise end on a day which is not a EuroDollar Business Day shall be extended to the next succeeding EuroDollar Business Day unless such EuroDollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding EuroDollar Business Day;

     (ii) any Interest Period which begins on the last EuroDollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last EuroDollar Business Day of a calendar month;
     (iii) no more than an aggregate of twelve (12) Interest Periods shall be in effect at any one time; and
     (iv) any Interest Period which would otherwise end after the Termination Date (as then in effect) shall end on the Termination Date.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
     “Loan” means a Base Rate Loan or a EuroDollar Loan and “Loans” means Base Rate Loans or EuroDollar Loans or any combination of the foregoing.
     “London Interbank Offered Rate” means the rate per annum equal to the London Interbank Offered Rate shown on the display designated as “LIBO” to subscribers of the Reuters Monitor Money Rates Service, or any successor page thereto, as at 11:00 AM (London time) rounded upward to the nearest 1/100th of 1%, two (2) EuroDollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, for deposits of Dollars in an amount equal to the amount of the relevant EuroDollar Loan; provided, however, if more than one (1) rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%), and provided further, that if no rate is specified on Reuters Screen LIBO Page for a term comparable to a proposed applicable Interest Period, the term “London Interbank Offered Rate” shall mean a rate per annum determined by the Bank and agreed to by the Borrower.
     “Note” means the amended and restated promissory note of the Borrower, substantially in the form of Exhibit B to this Agreement, evidencing the obligation of the Borrower to repay the Loans pursuant to the terms and conditions of this Agreement and the Note.
     “Notice of Borrowing” has the meaning set forth in Section 2.02(a).
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.07(a).
     “Original Loan Agreement” has the meaning set forth in the Preliminary Statements.
     “Original Commitment” has the meaning set forth in the Preliminary Statements.
     “Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under the Note or from the execution or delivery of or otherwise with respect to, this Agreement or the Note.
     “Parent” means, with respect to the Bank, any Person controlling the Bank.

     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Ratification and Confirmation Agreement” means the Ratification and Confirmation Agreement of even date herewith, in the form of Exhibit C, between the Bank and the Guarantor.
     “Reference Rate” means the rate of interest established by the Bank from time to time at its principal domestic office as its reference lending rate for domestic commercial loans.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Request for Extension” means a notice given by the Borrower under Section 2.06(c) irrevocably requesting to extend the Termination Date for an additional and consecutive three hundred sixty-six (366)-day period, commencing on the last day of the then current Termination Date.
     “Royal Guarantee” means the Guarantee dated March 1, 2007, made by the Guarantor in favor of the Bank, attached hereto as Exhibit D, as ratified and confirmed by the Ratification and Confirmation Agreement.
     “Royalty Interests” means any interest in or share of mineral production (including precious metals), including, without limitation, overriding royalties, non-participating royalties, production payments, net profit interests and other types of mineral royalties.
     “Second Currency” has the meaning set forth in Section 8.08.
     “Security Agreement” means the Security Agreement dated March 1, 2007, entered into by the Guarantor in favor of the Bank, attached hereto as Exhibit E, as ratified and confirmed by the Ratification and Confirmation Agreement.
     “Specified Place of Payment” has the meaning set forth in Section 8.08.
     “Solvent” means, with regard to any Person, that (i) the fair market value of all of its property is in excess of the total amount of its debts (including contingent liabilities); (ii) it is able to pay its debts as they mature; (iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not “insolvent” as such term is defined in Section 101(32) of the Federal Bankruptcy Code.)
     “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this

Agreement or under the Note, and all liabilities with respect thereto, excluding (i) in the case of the Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Bank is organized or in which its principal executive office is located or, in the case of the Bank, in which its Applicable Lending Office is located and (ii) in the case of the Bank, any United States withholding tax imposed on such payments.
     “Termination Date” means March 1, 2012, which date may be extended pursuant to and in accordance with Section 2.06(c) below.
     “United States” means the United States of America.
     Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with United States generally accepted accounting principles, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent financial statements of the Borrower delivered to the Bank.
ARTICLE 2
TERM LOANS
     Section 2.01 Term Loans.
          (a) During the Availability Period, the Bank agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time such that the aggregate principal amount of Loans by the Bank at any one time outstanding shall not exceed the lesser of (i) the Commitment, and (ii) the balance of the Collateral Account. Each Borrowing under this Section shall be in an aggregate principal amount of One Million Dollars ($1,000,000) or any larger multiple of Two Hundred Fifty Thousand Dollars ($250,000).
          (b) The Borrower will immediately prepay the Loans at any time if the aggregate principal amount of all Loans exceeds either (i) the Commitment or (ii) the balance of the Collateral Account, in each case to the full extent of such excess. Any such prepayments shall be applied first to Base Rate Loans and then to EuroDollar Loans.
     Section 2.02 Method of Borrowing.
          (a) The Borrower shall give the Bank notice in the form of Exhibit F attached hereto (a “Notice of Borrowing”) not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third EuroDollar Business Day before each EuroDollar Borrowing, specifying:
     (i) the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a EuroDollar Business Day in the case of a EuroDollar Borrowing;
     (ii) the aggregate amount of such Borrowing;

     (iii) the proposed use of such Borrowing;
     (iv) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the EuroDollar Rate; and
     (v) in the case of a EuroDollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
          (b) Upon receipt of a Notice of Borrowing, such Notice of Borrowing shall not thereafter be revocable by the Borrower.
          (c) In no event shall more than twelve (12) Interest Periods be in effect at any one time.
     Section 2.03 Note.
          (a) The Borrower shall deliver to the Bank the Note, duly executed by the Borrower.
          (b) The Bank shall record on its books and records the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if the Bank so elects in connection with any transfer or enforcement of the Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.
     Section 2.04 Maturity of Loans; Termination of Commitment. Subject to the provisions of Section 6.01, all Loans shall mature, and the principal amounts thereof shall be due and payable, on the Termination Date. Subject to the provisions of Sections 2.06 and 6.01, the Commitment shall terminate on the last day of the Availability Period.
     Section 2.05 Interest Rates.
          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, on the Termination Date, and with respect to the principal amount of any Base Rate Loan converted to a EuroDollar Loan, on the date such Base Rate Loan is so converted. Upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Base Rate Loans, fees or other obligations (other than in respect of EuroDollar Loans) of the Borrower and the Guarantor under the Financing Documents, other than EuroDollar Loans, shall bear interest, from the date such Event of Default occurred until (i) the date that such Event of Default is cured or (ii) in the event the Commitment is terminated pursuant to Section 6.01, the date that the Loans, all outstanding interest payments and all expenses required to be paid under Section 8.03(a) have been paid in full, at a rate per annum equal to the sum of two percent (2%) plus the rate otherwise applicable to Base Rate Loans.
          (b) Each EuroDollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the EuroDollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof.
          (c) Upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all EuroDollar Loans, shall bear interest from the date such Event of Default occurred until (i) the date that such Event of Default is cured or (ii) in the event the Commitment is terminated pursuant to Section 6.01, the date that the Loans, all outstanding interest payments and all expenses required to be paid under Section 8.03(a) have been paid in full at a rate per annum equal to the sum of two percent (2%) plus the EuroDollar Margin, plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.
          (d) The Bank shall determine each interest rate applicable to the Loans hereunder and shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
     Section 2.06 Optional Prepayment; Termination of Commitment; Extension of Termination Date.
          (a) Subject in the case of any EuroDollar Borrowing to Section 2.09, the Borrower may, upon at least one (1) Business Day’s notice to the Bank, prepay any Group of Base Rate Loans or upon at least three (3) EuroDollar Business Day’s notice to the Bank, prepay any Group of EuroDollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of Two Hundred Fifty Thousand Dollars ($250,000), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Loans included in such Group.
          (b) Subject in the case of any EuroDollar Borrowing to Section 2.09, the Borrower may, without any penalty or premium, upon at least ten (10) days prior written notice to the Bank, terminate the Commitment in whole, or from time to time permanently reduce the Commitment in part, and prepay all outstanding Loans in excess of the Commitment after giving effect to such termination or reduction. Such notice shall specify the date of such termination or reduction and shall be irrevocable and binding upon the Borrower. Any such reduction to the Commitment shall be in the minimum principal amount One Million Dollars ($1,000,000) or any larger multiple of Two Hundred Fifty Thousand Dollars ($250,000), and shall reduce permanently the amount of the Commitment then in effect.
          (c) On or before the date that is at least sixty (60) days prior to the then current Termination Date, the Borrower may, by sending a Request for Extension to the Bank,

which shall certify that no Default or Event of Default has occurred, irrevocably request that the then current Termination Date be extended for an additional three hundred sixty-six (366) days. Such Request for Extension may be given no more than twenty (20) times. Upon receipt by the Bank of a Request for Extension, and provided that no Default or Event of Default has occurred, the Bank may in its sole discretion upon written notice provided by the Bank to the Borrower within thirty (30) days of its actual receipt of the Request for Extension, consent to or refuse such Request for Extension. The Bank shall not unreasonably withhold its consent to a Request for Extension.
          (d) If (i) the Borrower fails to give a timely Request for Extension as provided in Section 2.06(c) above, (ii) the Bank fails to respond to such Request for Extension as provided in Section 2.06(c) above, or (iii) the Bank notifies the Borrower of its rejection of the Request for Extension, then all Loans shall be due and payable on the then current Termination Date.
     Section 2.07 Method of Electing Interest Rates.
          (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 7), as follows:
     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to EuroDollar Loans as of any EuroDollar Business Day; and
     (ii) if such Loans are EuroDollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as EuroDollar Loans for an additional Interest Period, subject to Section 2.09 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.
     Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Bank not later than 11:00 A.M. (New York City time) on the third EuroDollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each One Million Dollars ($1,000,000) or any larger multiple of Two Hundred Fifty Thousand Dollars ($250,000).
          (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies; and
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

     (iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans being converted are to be EuroDollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
     (iv) if such Loans are to be continued as EuroDollar Loans for an additional Interest Period, the duration of such additional Interest Period.
          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, such notice shall not thereafter be revocable by the Borrower.
          (d) If Borrower fails to timely provide a Notice of Interest Rate Election with respect to a EuroDollar Loan with an Interest Period ending prior to the Termination Date, Borrower shall be deemed to have timely delivered to the Bank a Notice of Interest Rate Election (a “Deemed Notice”) with respect to such Loan, specifying that such Loan shall be continued as a EuroDollar Loan for an additional Interest Period of the same duration as the current Interest Period applicable to such Loan, provided, however, that if the Interest Period of such Loan, following its continuation, would end after the Termination Date, such Deemed Notice shall instead be deemed to have specified that such Loan shall be converted to a Base Rate Loan on the day following the last day of the Interest Period then in effect prior to such continuation.
     Section 2.08 General Provisions as to Payments. The Borrower shall make each payment of principal of and interest on, the Loans and interest thereon and of fees hereunder, in Dollars not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Bank at its Domestic Lending Office in the case of a Base Rate Loan and at its EuroDollar Lending office in the case of a EuroDollar Rate Loan, at the corresponding address set forth below its name on the signature page hereof Whenever any payment of principal of or interest on, the Base Rate Loans or interest thereon or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on, the EuroDollar Loans shall be due on a day which is not a EuroDollar Business Day, the date for payment thereof shall be extended to the next succeeding EuroDollar Business Day unless such EuroDollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding EuroDollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     Section 2.09 Funding Losses. If the Borrower makes any payment of principal with respect to any EuroDollar Loan or any EuroDollar Loan is converted (pursuant to Article 2, 6 or 7 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any EuroDollar Loans after notice has been given to the Bank in accordance with Sections 2.02, 2.06 or 2.07, the Borrower shall reimburse the Bank within fifteen (15) days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that the Bank shall have delivered to the

Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of demonstrable error.
     Section 2.10 Unused Line Fee. The Borrower agrees to pay to the Bank an unused line fee on the average daily unused portion of the Commitment from the date of this Agreement until the end of the Availability Period at a rate per annum equal to 0.10% (one-tenth of one percent) of such average daily unused portion of the Commitment, which shall be payable on the first Business Day following the end of the Availability Period.
     Section 2.11 Amendment, Restatement and Continuance. This Agreement amends, restates, continues and replaces the Original Loan Agreement, and nothing contained in this Agreement shall be deemed or construed to be a repayment, satisfaction or novation of the Loans outstanding under the Original Loan Agreement, or to release, terminate, novate or in any way impair any Lien or Financing Document that guarantees or secures the payment and performance of the Loans, this Agreement and the other Financing Documents. All Liens and Financing Documents that guarantee or secure such payment and performance shall extend to and apply to all Loans made hereunder and under the Note, and such Liens and Financing Documents shall be continued, ratified and confirmed. Any Interest Periods applicable to amounts outstanding as of the Closing Date under the Original Loan Agreement shall continue until the expiration date applicable thereto, without being effected by this Agreement.
     Section 2.12 Computation of Interest and Fees. All interest and fees hereunder shall be computed on the basis of a year of three-hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding, in the case of interest, the last day); provided, however, that interest in respect of Base Rate Loans shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.
ARTICLE 3
CONDITIONS
     Section 3.01 Closing. The closing of this Agreement and making of Loans hereunder is subject to Section 2.01 and the satisfaction of the following conditions precedent:
          (a) The Bank shall have received evidence satisfactory to it of the authority of (i) the Borrower to enter into the Agreement and the transactions contemplated hereby, and to execute, deliver and perform the Agreement, the Note and the other Financing Documents to which it is a party, and (ii) the Guarantor to enter into the Financing Documents to which it is a party, and to execute, deliver and perform the Financing Documents to which it is a party;
          (b) The Note shall have been duly executed by the Borrower and delivered to the Bank;
          (c) The Guarantor shall have delivered to the Bank a duly executed copy of the Ratification and Confirmation Agreement, and any other instruments and documents as the Bank may have reasonably required to obtain and perfect its lien on the Collateral Account, and the Bank shall have a valid and enforceable first priority lien and security interest in and on the Collateral Account;

          (d) The Bank shall have received from the Borrower’s Chilean counsel, Urenda, Rencoret, Orrego y Dorr, and from the Guarantor’s United States counsel, Hogan & Hartson LLP, their respective favorable opinions addressed to the Bank and dated the Closing Date, with respect to the Borrower and the Guarantor, as the case may be, and covering such other matters incident to the transactions therein contemplated as the Bank may have reasonably requested;
          (e) The Bank shall have received from the Borrower: (A) a certificate of its managing partner, dated the Closing Date, certifying as to (1) the Borrower’s organizational documents; (2) resolutions of its managing partner authorizing the execution, delivery and performance of the Agreement and the other Financing Documents to which it is a party; (3) the full force and effect of such resolutions on the Closing Date; and (4) the incumbency and signatures of the persons executing the Financing Documents on behalf of the Borrower; and (B) such additional supporting documents as the Bank may reasonably request;
          (f) The Bank shall have received the following from the Guarantor: (A) a certificate of its Secretary, dated the Closing Date, certifying as to (1) copies of Certificate of Incorporation and bylaws, as amended through the Closing Date; (2) resolutions of its Board of Directors authorizing the execution, delivery and performance of the Financing Documents to which it is a party; (3) the full force and effect of such resolutions on the Closing Date; and (4) the incumbency and signature of each of the officers of the Guarantor executing the Financing Documents; (B) a good standing certificate from the jurisdiction of its formation; and (C) such additional supporting documents as the Bank may reasonably request;
          (g) All representations and warranties in the Agreement and each other Financing Document or made in any certificate or financial statement furnished to the Bank pursuant thereto by or on behalf of the Borrower or the Guarantor shall have been true and correct in all material respects;
          (h) Immediately prior to, and after giving effect to, any Loan, the balance of the Collateral Account shall be at least equal to the principal amount of such Loan;
          (i) The Bank shall have received a certificate from the Chief Financial Officer of the Borrower’s managing partner and the Chief Financial Officer of the Guarantor (who may be the same person) certifying as to the matters set forth in clause (g) of this Section 3.01 as of the Closing Date and after giving effect to the making of any Loans; and
          (j) The Borrower and the Guarantor shall have delivered such other certificates, approvals, opinions, and documents, duly executed by the Borrower and Guarantor, as applicable, as the Bank shall have reasonably requested.
     Section 3.02 Loans. The making of Loans following the Closing Date shall be subject to Section 2.01 and the satisfaction of the following additional conditions:
          (a) Receipt by the Bank of a Notice of Borrowing executed by the Borrower, as required by Section 2.02;

          (b) Immediately after giving effect to such Loan, the sum of the aggregate outstanding principal amount of the Loans will not exceed the lesser of (i) the Commitment, or (ii) the balance of the Collateral Account;
          (c) Immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;
          (d) All representations and warranties of the Borrower contained in this Agreement and of the Borrower and the Guarantor in any other Financing Document shall be true in all material respects on and as of the date of and after giving effect to such Loan (except for such representations and warranties relating specifically to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date); and
          (e) There shall exist no Default or Event of Default under this Agreement or any other Financing Document.
     Each Notice of Borrowing given under Section 2.02 hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof that the facts specified in clauses (b), (c), (d) and (e) of this Section 3.02 are true and correct as of the date of the proposed Borrowing after giving effect to such proposed Borrowing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants that:
     Section 4.01 Existence and Power. The Borrower is a Chilean limited liability company duly organized, validly existing and in good standing under the laws of Chile, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carryon its business as now conducted and is qualified to do business and is in good standing under the laws of each other jurisdiction where the nature of its business or the ownership of property so requires, except where the failure to so qualify does not have a material adverse effect on the business, financial condition or results of operations of the Guarantor.
     Section 4.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and the Guarantor of the Financing Documents to which each is a party are within the powers of the Borrower and the Guarantor, respectively, have been duly authorized by all necessary action, and other than as set forth on Schedule 4.02, require no action by or in respect of or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation, operating agreement, or similar organizational documents of the Borrower or of the articles of incorporation or bylaws of the Guarantor, as applicable, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Guarantor, or result in the creation or imposition of any Lien on any asset of the Borrower or the Guarantor, other than in favor of the Bank.

     Section 4.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Financing Document constitutes a valid and binding agreement of each Person or party thereto, and the Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
     Section 4.04 Financial Information. The Guarantor has heretofore furnished to the Bank an audited consolidated balance sheet as of June 30, 2008 and the related audited consolidated statements of income and cash flows for the fiscal year then ended of the Guarantor. Such financial statements are complete and correct and present fairly, in all material respects, the financial condition, stated in Dollars, of the Guarantor as of the respective dates thereof and the results of operations and cash flows for the periods ended on said dates, all in accordance with United States generally accepted accounting principles and practices applied on a consistent basis. There has been no material adverse change in the business, financial position or results of operations of the Guarantor from that set forth in said financial statements as at said dates.
     Section 4.05 Litigation. Except as set forth on Schedule 4.05, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or the Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could (taking into account available insurance coverage) materially adversely affect the business, financial position or results of operations of the Borrower or the Guarantor, or which in any manner draws into question the validity or enforceability of this Agreement or any of the Financing Documents.
     Section 4.06 Compliance with Law. The Borrower is in compliance, and will be in compliance after giving effect to the transactions contemplated by this Agreement, with all applicable requirements of the applicable laws, rules and regulations of Chile and each, state, provincial, municipal or other governmental department, agency or authority, domestic or foreign, except where the failure to so comply, either individually or in the aggregate, would not have a material adverse effect on the business, financial position or results of operations of the Borrower.
     Section 4.07 Taxes. Each of the Borrower and the Guarantor has filed all income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or the Guarantor, respectively, except where the same is being contested in good faith and by appropriate proceeding and appropriate reserves have been maintained in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and the Guarantor, respectively, in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
     Section 4.08 Solvency. Each of the Borrower and the Guarantor is Solvent prior to and after giving effect to the consummation of the transactions contemplated by this Agreement.

     Section 4.09 Credit Arrangements. Schedule 4.09 sets forth a complete and correct list of all credit agreements, indentures, guaranties, capital leases and other investments, agreements and arrangements in effect on the Closing Date providing for or relating to extensions of credit to the Borrower and (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated to make aggregate payments of One Hundred Thousand Dollars ($100,000) or more; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.
     Section 4.10 Subsidiaries and Affiliates. The Borrower has no Subsidiaries. The entire capital of the Borrower is owned ninety-nine percent (99%) by the Guarantor, and one percent (1%) by High Desert Mineral Resources, Inc. Schedule 4.10 sets forth a correct and complete list of each of the Borrower’s Affiliates as of the Closing Date, showing as to each Affiliate (other than the Guarantor) its name, the jurisdiction of its organization (if an entity) and its relationship with the Borrower.
     Section 4.11 Regulatory Restrictions on Borrowing/Guarantee. The Borrower is not subject to any regulatory scheme which restricts its ability to incur debt, and the Guarantor is not subject to any regulatory scheme which restricts its ability to guarantee the debt of the Borrower.
     Section 4.12 Full Disclosure. All material factual information heretofore furnished by the Borrower or the Guarantor to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower and the Guarantor to the Bank will be, true, complete and accurate in all material respects (it being understood and agreed that with respect to projections, such projections are not a representation or warranty of future performance). All such information heretofore furnished, does not, as of the date hereof contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 5
COVENANTS
     The Borrower agrees that, so long as the Availability Period has not expired or any amount is outstanding under the Note or this Agreement:
     Section 5.01 Information. The Borrower will deliver to the Bank:
          (a) with respect to the Borrower, as soon as available and in any event within ninety (90) days after the end of each fiscal year beginning with its fiscal year ending December 31, 2008, an unaudited balance sheet of the Borrower as of the end of such fiscal year and the related statements of income and cash flow for such fiscal year, accompanied by the figures for the previous years in each case;

          (b) with respect to the Borrower, as soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year, beginning with its fiscal quarter ending September 30, 2008, an unaudited balance sheet of the Borrower as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the fiscal year ended at the end of such quarter, accompanied by the figures for the corresponding quarter and corresponding portion of the previous year;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate as to fairness of presentation, generally accepted accounting principles and consistency (subject to normal year end adjustments) on behalf of the Borrower executed by the chief financial officer of the Borrower’s managing partner;
          (d) within five (5) days after any of the chairman, the president, the executive vice president or the chief financial officer of the Borrower or its managing partner obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower or its managing partner setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
          (e) at the request of the Bank, as soon as available and in any event not less than ninety (90) days after the first day of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, including statements of income and cash flow of the Borrower, on a quarterly and annual basis for such fiscal year and on an annual basis for the next fiscal year of the Borrower;
          (f) promptly upon receipt thereof, copies of any reports submitted to the Borrower by its accountants in connection with any examination of the financial statements of the Borrower made by such accountants; and
          (g) from time to time such additional information regarding the financial position or business of the Borrower or the Guarantor as the Bank may reasonably request.
     Section 5.02 Payment of Obligations. The Borrower will pay and discharge at or before maturity, all of its material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid would by law give rise to a Lien on the Borrower’s assets), except where the same may be contested in good faith by appropriate proceedings, and will maintain in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
     Section 5.03 Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect its existence and rights, privileges and franchises necessary or desirable in the normal conduct of business.
     Section 5.04 Compliance with Laws. The Borrower will comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the failure to so comply, either individually or in the aggregate, would not have a material adverse effect on the business, financial position or results of operations of the Borrower, and the

Borrower shall timely make all filings and deliver all notices referred to in Schedule 4.02 in accordance with applicable law.
     Section 5.05 Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Bank to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.
     Section 5.06 Merger and Sales of Assets. The Borrower will not consolidate or merge with or into any other Person, provided that the Borrower may merge with another Person if the Borrower is the Person surviving such merger and immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing. The Borrower will continue to be a Subsidiary of the Guarantor with the Guarantor beneficially owning not less than ninety-nine percent (99%) of the outstanding equity interests in the Borrower, and, without the Bank’s prior written consent, which consent shall not be unreasonably withheld, the Borrower will not make any Asset Sale.
     Section 5.07 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower solely for the acquisition of Royalty Interests and for general corporate purposes in the ordinary course of business. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.
     Section 5.08 Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
          (a) Liens for taxes not yet payable or being contested in good faith and by appropriate proceedings provided adequate reserves have been maintained in accordance with generally accepted accounting principles;
          (b) Statutory liens incurred in the ordinary course of business;
          (c) Attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings in respect of (i) judgments not constituting an Event of Default or (ii) in respect of matters not described in the immediately preceding clause (i) for sums not exceeding One Million Dollars ($1,000,000) in the aggregate;
          (d) Easements, rights of way, restrictions, minor defects in title and other similar Liens that do not interfere in any material respect with the ordinary conduct of the business of the Borrower; and
          (e) Any Lien to which the Bank has consented in writing.
     Section 5.09 Limitation on Debt. The Borrower will not incur or at any time become liable with respect to any Debt except:

          (a) Debt under this Agreement;
          (b) Debt secured by Liens permitted by Section 5.08;
          (c) Debt not to exceed Ten Million Dollars ($10,000,000) in the aggregate incurred in connection with the Borrower’s future acquisition of Royalty Interests,
          (d) Debt in excess of that permitted by 5.09(c) incurred in connection with the Borrower’s future acquisition of Royalty Interests, but only with Bank’s prior written consent, such consent not to unreasonably be withheld or delayed; and
          (e) Other Debt to which the Bank has consented in writing.
     Section 5.10 Lines of Business. The Borrower will not engage in any line or lines of business activity other than the holding of Royalty Interests.
     Section 5.11 Fiscal Year. The Borrower will not change the ending of its fiscal year from December 31.
     Section 5.12 Amendment of Charter Documents. The Borrower will not amend, modify or otherwise change its certificate of formation, operating agreement or other organizational documents, except for such amendments, modifications or changes that either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of the Borrower.
ARTICLE 6
DEFAULTS
     Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
          (a) the Borrower shall fail to pay when due any principal of any Loan or any interest or fees payable hereunder or under any Financing Document;
          (b) the Borrower or the Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any Financing Document, or a default shall occur under any other Financing Document;
          (c) any material representation, warranty, certification or statement made by the Borrower or the Guarantor in any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);
          (d) any event or condition shall occur which (A) results in the acceleration of the maturity of any (i) Debt of the Borrower in excess of Five Hundred Thousand Dollars ($500,000) or (ii) Debt of the Guarantor in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), or (B) enables (whether upon the giving of notice or the lapse of time (but in any event not prior to the passage of any applicable grace period, if any), or both) the holder of any such Debt described in clause (A) or any Person acting on such holder’s behalf to accelerate the maturity thereof;
          (e) the Borrower or the Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any action to authorize any of the foregoing;
          (f) an involuntary case or other proceeding shall be commenced against the Borrower or the Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or the Guarantor under the federal bankruptcy laws as now or hereafter in effect;
          (g) any judgment or order for the payment of money in excess of (i) Five Hundred Thousand Dollars ($500,000) shall be rendered against the Borrower or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) shall be rendered against the Guarantor (except, in either case, to the extent that such judgment or order is fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and in either case, such judgment or order continues unsatisfied or unstayed for a period of thirty (30) days;
          (h) the Borrower shall cease to be a Subsidiary of the Guarantor with the Guarantor beneficially owning ninety nine percent (99%) of the outstanding equity interests in the Borrower;
          (i) the sum of the aggregate outstanding principal amount of the Loans shall exceed the outstanding principal balance of the Collateral Account;
          (j) the Royal Guarantee or any provision thereof for any reason shall cease to be in full force and effect, or the Guarantor, or any Person acting by or on behalf of Guarantor, shall deny, disaffirm, discontinue, terminate or revoke the Royal Guarantee or any portion thereof or any obligation of the Guarantor thereunder, or take any action to effect any of the foregoing;
          (k) the Bank shall at any time cease to have a valid and effective, first priority, validly perfected Lien in and on the Collateral Account; or
          (l) there shall have been a material adverse effect on the business, operations or financial condition of the Borrower or the Guarantor;

then, and in any such event, the Bank may, by notice to the Borrower, terminate the Commitment and declare the Loans (together with accrued interest thereon) to be, and the Loan shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(e) or 6.01(f) above with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 7
CHANGES IN CIRCUMSTANCE
     Section 7.01 Basis for Determining Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period for any EuroDollar Loan:
          (a) the Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the EuroDollar Rate for such Interest Period, or
          (b) the Bank determines (which determination shall be conclusive) that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to the Bank of funding its EuroDollar Loans for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist (which notice shall be given forthwith upon receipt by the Bank of notice of such determination), (i) the ability of the Borrower to request EuroDollar Loans, or to continue or convert outstanding Loans as or into EuroDollar Loans, shall be suspended, and (ii) each outstanding EuroDollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Bank at least two (2) Business Days before the date of any EuroDollar Borrowing for which a Notice of Borrowing has previously been given (which has not been followed by a notification from the Bank as aforesaid) that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.
     Section 7.02 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank (or its EuroDollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its EuroDollar Lending Office) to make, maintain or fund its EuroDollar Loans, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the ability of the Borrower to request EuroDollar Loans or to convert outstanding Loans into EuroDollar Loans shall be suspended. If such notice is given, each EuroDollar Loan then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such EuroDollar Loan if the Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if the Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
     Section 7.03 Increased Cost and Reduced Return.
          (a) If after the date hereof the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable EuroDollar Reserve Percentage in the case of a EuroDollar Loan), special deposit, insurance assessment or similar requirement against assets of deposits with or for the account of or credit extended by, the Bank (or its Applicable Lending Office) or shall impose on the Bank (or its Applicable Lending Office) or the London interbank market or other relevant market any other condition affecting its EuroDollar Loans, the Note or its ability to make EuroDollar Loans and the result of any of the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making or maintaining any EuroDollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Applicable Lending Office) under this Agreement or under the Note, by an amount reasonably deemed by the Bank to be material, then, provided that the Bank has provided the Borrower with written notice, which includes a brief description of the change giving rise to such increased cost or reduction and an explanation as to how such increased cost or reduction was determined, the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank for such increased cost or reduction incurred by the Bank following the date of such notice.
          (b) If the Bank shall have determined that, after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank (or its Parent) as a consequence of the Bank’s obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, assuming the Bank was not compensated for such reduction pursuant to Section 7.03(a) above and provided that the Bank has provided the Borrower with written notice which includes a brief description of the change giving rise to such reduction and an explanation as to how such reduction was determined, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its Parent) for such reduction incurred by the Bank following the date of such notice.

          (c) The Bank will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of such compensation pursuant to this Section and will not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.
     Section 7.04 Taxes.
          (a) Any and all payments by the Borrower to or for the account of the Bank hereunder or under the Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Bank, at its address referred to in Section 8.01, the original or a certified copy of a receipt evidencing payment thereof.
          (b) The Borrower agrees to indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within fifteen (15) days after the Bank makes demand therefor.
          (c) If the Borrower is required to pay additional amounts to or for the account of the Bank pursuant to this Section, then the Bank will change the jurisdiction of its Applicable Lending Office if in the reasonable judgment of the Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous (other than in any insignificant respect) to the Bank.
     Section 7.05 Base Rate Loans Substituted/or Affected EuroDollar Loans. If (i) the ability of the Borrower to request or convert outstanding Loans to EuroDollar Loans has been suspended pursuant to Section 7.02 or (ii) the Bank has demanded compensation under Section 7.03 or 7.04 with respect to its EuroDollar Loans and the Borrower shall, by at least five (5) EuroDollar Business Days’ prior notice to the Bank, have elected that the provisions of this section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
          (a) all Loans which would otherwise be made by the Bank as (or continued as or converted into) EuroDollar Loans, as the case may be, shall instead be Base Rate Loans; and
          (b) after each of its EuroDollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such EuroDollar Loans shall be applied to repay its Base Rate Loans instead. If the Bank notifies the

Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a EuroDollar Loan on the first day of the next succeeding Interest Period specified by the Bank.
ARTICLE 8
MISCELLANEOUS
     Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Bank, at its address or facsimile number set forth on the signature pages hereof, or (b) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Bank and the Borrower. A copy of each such notice to the Borrower also shall be sent in the manner set forth herein to the Guarantor at: Royal Gold, Inc., 1660 Wynkoop Street, Denver, Colorado 80202, Attn: Chief Financial Officer, fax: (303) 595-9385. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified on the signature pages hereof and confirmation of receipt is received, (ii) if given by mail, six (6) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if sent by recognized overnight courier, on the third (3rd) Business Day after delivery to such courier, or (iv) if given by any other means, when delivered at the address specified on the signature pages hereof; provided that notices to the Bank under Article 2 or Article 7 shall not be effective until received.
     Section 8.02 No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 8.03 Expenses; Indemnification.
          (a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including the fees and disbursements of its counsel, in connection with the preparation of this Agreement and the other Financing Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or Event of Default hereunder, and (ii) if any Default or Event of Default occurs and is continuing or demand has been made, all out-of-pocket expenses incurred by the Bank, including the reasonable fees and disbursements of counsel, in connection with such Default or Event of Default, or demand, and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
          (b) The Borrower agrees to indemnify the Bank, its affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable counsel fees and disbursements incurred by an Indemnitee in any proceedings between such Indemnitee and the Borrower or between such Indemnitee and any third party or otherwise), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
     Section 8.04 Amendments and Waivers. Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.
     Section 8.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank. The Bank may assign, or sell participations in, its right, title and interest in the Loans and in the Financing Documents, at any time or from time to time hereafter, in whole or in parts, without notice to or consent of the Borrower. If any assignment is made in part, the Borrower may continue to send notices solely to the Bank as provided herein.
     Section 8.06 Continuing Obligation. Notwithstanding the occurrence and continuance of an Event of Default or the occurrence of the Termination Date, the Borrower’s obligations and agreements hereunder shall continue until all obligations, direct or contingent, have been satisfied.
     Section 8.07 Governing Law; Submission to Jurisdiction; etc.
          (a) This Agreement and the other Financing Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to conflict of law principles. The Borrower hereby irrevocably and unconditionally submits, for itself and its property (i) to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, and (ii) to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, and any court sitting in Chile, for the recognition or enforcement of any such judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be (i) heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court and (ii) enforced in any such court or any court sitting in Chile. The Borrower hereby irrevocably appoints the Guarantor as its agent to receive on behalf of itself and its property services of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Guarantor at its address set forth in Section 8.01, and the Borrower hereby irrevocably authorizes and directs the Guarantor to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to the Borrower, at its then effective notice address pursuant to Section 8.01.
          (b) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which it is a party in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby acknowledges and agrees that the activities contemplated by the provisions of this Agreement and the other Financing Documents to which it is a party are commercial in nature, rather than governmental or public, and, therefore, irrevocably and unconditionally waives, to the extent permitted under applicable law, such immunity in respect of its obligations under the Financing Documents to which it is a party and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 8.07(c) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Without prejudice to the foregoing, in any action, suit, proceeding, cross claim or counterclaim in respect of or arising out of this Agreement whether in contract or tort, to the extent that the Borrower has or hereafter acquires any immunity from jurisdiction of any court or from any legal process (whether from service of notice, attachment in aid of execution, attachment prior to judgment, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, including, without limitation, a waiver of immunity from the jurisdiction of courts of the United States or of courts of the states of the United States pursuant to 28 U.S.C. § 1605(a)(1), a waiver of immunity from attachment in aid of execution or from execution pursuant to 28 U.S.C. §§ 1610(a)(1) and (b)(l), a waiver of immunity from attachment prior to judgment pursuant to 28 U.S.C. § 1610(d), and a waiver of any and all immunities provided by the International Organizations Immunities Act.
     Section 8.08 Currency. This Agreement is being executed as part of an international loan transaction in which the specification of Dollars and payment at the offices of the Bank as provided herein (the “Specified Place of Payment”), is of the essence, and Dollars shall be the currency of account in all events. All amounts due under this Agreement and the other Financing Documents shall be payable to the Bank in Dollars in immediately available funds in the Specified Place of Payment and no alternative method of payment shall be permitted, notwithstanding any Dollar Constraint or any other contingency or force majeure. For purposes hereof “Dollar Constraint” shall mean any law, regulation, directive or communication imposed or issued by the government of Chile, or any other competent authority in Chile imposing foreign exchange controls or other restrictions which has the effect of prohibiting, preventing or delaying the remittance of Dollars to the Bank. The payment obligations of the Borrower under this Agreement stated to be payable in Dollars shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the Specified Place of Payment under normal banking procedures does not yield the amount of Dollars in the Specified Place of Payment due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Bank could purchase Dollars with the Second Currency on the Business Day next preceding that on which judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Bank hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be due hereunder in the Second Currency the Bank may in accordance with normal banking procedures purchase and transfer to the Specified Place of Payment Dollars with the amount of the Second Currency so adjudged to be due; and the Borrower, hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Bank against, and to pay the Bank on demand, in Dollars, any difference between the sum originally due to the Bank in Dollars and the amount of Dollars so purchased and transferred.
     Section 8.09 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Bank of counterparts hereof signed by each of the parties hereto.
     Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER

ROYAL GOLD CHILE LIMITADA

By:	/s/ Tony Jensen

Name:	Tony Jensen
Title:	Legal Representative

By:	/s/ Stefan Wenger

Name:	Stefan Wenger
Title:	Legal Representative

Av. Americo Vespucio Sur 80, piso 11
CP 758 1050 Las Condes
Santiago, CHILE

BANK

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Adam Hendley

Name:	Adam Hendley
Title:	Assistant Vice President

Domestic Lending Office
452 Fifth Avenue
New York, NY 10018
Attn.: Adam Hendley
Facsimile: (212) 525-6581

EuroDollar Lending Office:
452 Fifth Avenue
New York, New York
Signature Page to Amended and Restated Term Loan Agreement